As filed with the Securities and Exchange Commission on February 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EUPRAXIA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201-2067 Cadboro Bay Road Victoria, British Columbia, Canada	V8R 5G4
(Address of Principal Executive Offices)	(Zip Code)

Eupraxia Pharmaceuticals Inc. 2025 Omnibus Incentive Plan

(Full title of the plan)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, D.C. 20005

(Name and address of agent for service)

(202) 572-3133

(Telephone number, including area code, of agent for service)

Copies to:

Joseph A. Garcia Michelle Noorani Blake, Cassels & Graydon LLP 1133 Melville Street, Suite 3500 Vancouver, British Columbia, Canada V6E 4E5 (604) 631-3300	Thomas M. Rose Nicole A. Edmonds Troutman Pepper Locke LLP 111 Huntington Avenue, 9th Floor Boston, Massachusetts 02199-7613 United States (757) 687-7715

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The document(s) containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the U.S. Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the U.S. Securities Act.

PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Eupraxia Pharmaceuticals Inc. (the “Company”) incorporates by reference in this registration statement the following information:

•	The Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024, filed with the SEC on March 20, 2025;

•

The Company’s Report on Form 6-K with the financial statements and management’s discussion and analysis for the three months ended March 31, 2025 (except for Exhibit 99.3 thereto), furnished to the SEC on May 6, 2025;

•

The Company’s Report on Form 6-K with the financial statements and management’s discussion and analysis for the three and six months ended June 30, 2025 (except for Exhibit 99.3 thereto), furnished to the SEC on August 13, 2025;

•

The Company’s Report on Form 6-K with the financial statements and management’s discussion and analysis for the three and nine months ended September 30, 2025 (except for Exhibit 99.3 thereto), furnished to the SEC on November 4, 2025;

•	The Company’s Report on Form 6-K with the management information circular for the annual general and special meeting of shareholders held on June 2, 2025, furnished to the SEC on June 2, 2025;

•	The Company’s Reports on Forms 6-K with material change reports dated February 20, 2025 and September 25, 2025, furnished to the SEC on September 19, 2025 and September 29, 2025; and

•

The description of the Company’s common shares contained in its Registration Statement on Form  8-A (File No. 001-41923) filed with the SEC on January 18, 2024 pursuant to Section 12(b) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), together with all amendments and reports filed for the purpose of updating that description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act, and any document of the type referred to in the list above, as well as Form 6-Ks furnished by the Company to the SEC that include business acquisition reports, filed or furnished by the Company subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed or furnished. The Company may incorporate by reference into this registration statement any other Form 6-K that is submitted to the SEC after the date of the filing of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. In addition to any Form 6-K furnishing the type of documents referred to in the bulleted list above (which shall be deemed to be incorporated by reference into this registration statement), any such other Form 6-K that the Company intends to so incorporate shall state in such form that it is being incorporated by reference into this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is subject to the provisions of the Business Corporations Act (British Columbia) (the “BCBCA”).

Under Section 160 of the BCBCA, an individual who:

•	is or was a director or officer of the Company;

•	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the Company, or at the request of the Company; or

•	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Company against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the BCBCA also permits the Company to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the BCBCA, the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA and subject to Section 163 of the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Company must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately decided that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Company must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect to the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, the Supreme Court of British Columbia may, on application of the Company or an eligible party, do one or more of the following things:

•	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by the Company;

•	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

•	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

The foregoing description is qualified in its entirety by reference to the BCBCA.

Under the articles of the Company, subject to the provisions of the BCBCA, the Company must indemnify a current or former director, alternate director or officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, alternate director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in the Company’s articles.

Under the articles of the Company, subject to provisions of the BCBCA, the Company may agree to indemnify and may indemnify any person. The Company has entered into indemnity agreements with all of the Company’s directors and officers.

Pursuant to the articles of the Company, the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Company’s articles does not invalidate any indemnity to which he or she is entitled under the Company’s articles.

Under the articles of the Company, the Company has purchased directors’ and officers’ liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.

Reference is made to Item 9 for the undertakings of the Company with respect to indemnification of liabilities arising under the U.S. Securities Act.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act, and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed under the caption “Exhibits Index” of this registration statement are incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the U.S. Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the U.S. Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the U.S. Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Articles of Eupraxia Pharmaceuticals Inc. (as amended)

4.2	Eupraxia Pharmaceuticals Inc. specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-278534) filed with the SEC on April 5, 2024).

4.3*	Eupraxia Pharmaceuticals Inc. 2025 Omnibus Incentive Plan.

4.4*	Form of Incentive Stock Option Grant Agreement for U.S. Optionees under the Eupraxia Pharmaceuticals Inc. 2025 Omnibus Incentive Plan.

4.5*	Form of Non-Qualified Stock Option Grant Agreement for U.S. Optionees under the Eupraxia Pharmaceuticals Inc. 2025 Omnibus Incentive Plan.

4.6*	Form of Restricted Stock Unit Award Agreement for employees and executives under the Eupraxia Pharmaceuticals Inc. 2025 Omnibus Incentive Plan.

4.7*	Form of Restricted Stock Unit Award Agreement for directors under the Eupraxia Pharmaceuticals Inc. 2025 Omnibus Incentive Plan.

4.8*	Form of Deferred Share Unit Award Agreement under the Eupraxia Pharmaceuticals Inc. 2025 Omnibus Incentive Plan.

5.1*	Opinion of Blake, Cassels & Graydon LLP.

23.1*	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1 hereto).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (included on the signature page of this registration statement).

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Province of British Columbia, Canada, on February 4, 2026.

Eupraxia Pharmaceuticals Inc.

By:	/s/ James A. Helliwell
Name: James A. Helliwell
Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Helliwell and Alex Rothwell, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to prepare, execute and deliver any or all amendments to this registration statement, including post-effective amendments and supplements to this registration statement, registration statements filed pursuant to Rule 429 under the U.S. Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the U.S. Securities Act, this registration statement has been signed by the following persons in the capacities indicated on February 4, 2026.

Signatures	Title

/s/ James A. Helliwell	Chief Executive Officer and Director
James A. Helliwell	(Principal Executive Officer)

/s/ Alex Rothwell	Chief Financial Officer
Alex Rothwell	(Principal Financial and Accounting Officer)

/s/ Simon Pimstone	Chairman of the Board and Director
Simon Pimstone

/s/ Richard Glickman	Director
Richard Glickman

/s/ Joseph Freedman	Director
Joseph Freedman

/s/ John Montalbano	Director
John Montalbano

/s/ Michael Wilmink	Director
Michael Wilmink

/s/ Paul Geyer	Director
Paul Geyer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act, the undersigned has signed this Form S-8, solely in its capacity as duly authorized representative of Eupraxia Pharmaceuticals Inc. in the United States, on February 4, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director